Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contacts:
Jacquie Ross	Celine Allée
Investor Relations	Publich Relations
408-863-2917	408-863-2916
jross@borland.com	celine.allee@borland.com

Borland Names Scott Arnold Executive Vice President and Chief Operating Officer

SCOTTS VALLEY, Calif. —November 3, 2003 — Borland (Nasdaq NM: BORL) today announced the appointment of Scott Arnold as executive vice president and chief operating officer. In this role Arnold will be responsible for continuing to shape the company’s business strategy, product development, and sales and marketing operations.

“As we continue to deliver on our Application Lifecycle Management (ALM) strategy, Scott is a welcome addition to our senior leadership,” commented Dale Fuller, president and CEO at Borland. “He is a skilled strategist with a broad track record in optimizing company performance and in aligning areas of critical organizational focus on a global scale. Arnold will lead our established operations team to advance Borland during the next phase of our growth.”

“I am excited to join Borland and to build on their proud history, loyal customer base and technology excellence,” commented Arnold. “We are creating value for our customers with Borland ALM solutions that mobilize efficiency and create cost savings. My goal is to work with the executive management team to help drive improved execution and higher performance across the organization.”

Arnold joins Borland from McKinsey & Company, where over the past fifteen years he has worked with a number of large software infrastructure companies. Arnold helped to found and grow McKinsey’s Silicon Valley Office and Global High Tech and Telecom practices, most recently leading the firm’s Technology Sector on the West Coast.

About Borland

Borland Software Corporation (Nasdaq NM: BORL) is a world leader in platform independent software development and deployment solutions that are designed to accelerate the entire application development lifecycle. By connecting managers, testers, designers, developers, and implementers in real time, Borland enables enterprises worldwide to define and sustain their competitive advantage. For more information, visit: http://www.borland.com or the Borland Developer Network at http://bdn.borland.com.

All Borland brand and product names are trademarks or registered trademarks of Borland Software Corporation in the United States and other countries. All other marks are the property of their respective owners.

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